UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2004

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	001-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 30, 2004, Cougar Corporation ("Cougar"), a wholly owned subsidiary of AGL Resources Inc. (the "Company"), merged with and into NUI Corporation ("NUI"), with NUI continuing as the surviving corporation under the laws of the State of New Jersey (the "Merger"). Pursuant to the Merger, the Company acquired all the outstanding shares of NUI for $13.70 per share in cash, or approximately $218 million in the aggregate based on approximately 16 million shares currently outstanding, and the assumption of NUI's outstanding debt at closing. At closing, NUI had $700 million in debt and approximately $105 million of cash on its balance sheet (including the return of an interest escrow balance amount), bringing the net value of the Merger to approximately $813 million. The purchase price was funded by AGL Resources through the issuance of its common stock, which was completed on November 24, 2004, and proceeds from short-term debt. The Company has issued a press release announcing the completion of the Merger, a copy of which is attached to this report as Exhibit 99.1.

The Merger was effected pursuant to an Agreement and Plan of Merger by and among the Company, Cougar and NUI, dated as of July 14, 2004 (the "Merger Agreement"). The Merger Agreement was filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on July 15, 2004. The descriptions contained herein of the Merger, as contemplated by the Merger Agreement, are not complete and are qualified in their entirety by reference to the Merger Agreement and the press release described above, each of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)    Financial Statements of Business Acquired

The Company will file the financial statements required by Item 9.01(a) of Form 8-K by an amendment to this Current Report on Form 8-K in accordance with the applicable regulations under the Securities Exchange Act of 1934.

(b)     Pro Forma Financial Information

The Company will file the pro forma financial information required by Item 9.01(b) of Form 8-K by an amendment to this Current Report on Form 8-K in accordance with the applicable regulations under the Securities Exchange Act of 1934.

(c)     Exhibits

Exhibit No.	Description

99.1	Press release dated November 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: December 1, 2004	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer